                                                                     EXHIBIT 3.5

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                      OF ADVANCED ENVIROTECH SYSTEMS, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation (the "Articles").

                                   ARTICLE ONE

         The name of the Corporation is Advanced Envirotech Systems, Inc.

                                   ARTICLE TWO

         The following amendments to the Articles (the "Amendment"), which was adopted by the shareholders of the Corporation on the 12th day of November, 1999, alters Articles One and Four of the Articles. The full text of Article One is amended to read as follows:

         The name of the Corporation is EnviroClean International, Inc.

         The full text of paragraph 4.01 of Article Four is amended to read as follows:

         4.01 The Corporation may issue two classes of shares, designated Common and Preferred. The Corporation may issue a total of one hundred five million (105,000,000) shares. The authorized number of Common shares is one hundred million (100,000,000) and the par value is one tenth of one cent ($0.001) per share. The authorized number of Preferred shares is five million (5,000,000) with a par value of one tenth of one cent ($0.001) per share.

                                  ARTICLE THREE

         The Amendment changes the amount of stated capital of the Corporation. The amount of stated capital so changed by the Amendment and the manner in which it is changed is as follows: The new amount of stated capital is one hundred five thousand dollars ($105,000.00) which was changed by increasing the amount of authorized shares to one hundred five million shares, with the par value of the Common shares of one tenth of one cent ($0.001) per share and changing the par value of the Preferred shares to one tenth of one cent ($0.001) per share.

                                  ARTICLE FOUR

         The number of Common shares outstanding at the time of the adoption of the Amendment was 9,716,696 and the number of Common shares entitled to vote thereon was 9,716,696.

                                  ARTICLE FIVE

         The Articles of Incorporation of the Corporation provide that all matters shall be decided by majority vote. At a meeting of the Shareholders of the Corporation whereby a quorum was present the number of Common shares that voted for the Amendment was 6,250,936; and the number of Common shares that voted against the Amendment was 164,844.

Dated: November 29, 1999

                                             ADVANCED ENVIROTECH SYSTEMS, INC.

                                             By:  /s/ CRAIG G. ONGLEY
                                             ----------------------------------
                                             Craig G. Ongley
                                             Assistant Secretary